Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials INTERNATIONAL BUSINESS MACHINES CORPORATION INTERNATIONAL BUSINESS MACHINES CORPORATION 1 NEW ORCHARD ROAD, MD 325 ARMONK, NY 10504 You are receiving this communication because you hold shares in International Business Machines Corporation (“IBM”) or you participate in a plan that invests in IBM stock. IBM has released informational materials regarding the separation of its wholly-owned subsidiary, Kyndryl Holdings, Inc. (“Kyndryl”), that are now available for your review. The materials consist of the Information Statement, including any supplements, that Kyndryl has prepared in connection with the separation. This notice provides instructions on how to access these materials for informational purposes only. It is not a form for voting and IBM is not soliciting your proxy in connection with the separation. This notice presents only an overview of these materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review these materials. To effect the separation, IBM will distribute all of the shares of Kyndryl common stock on a pro rata basis to the holders of IBM common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement, Kyndryl will be an independent, publicly traded company. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement. D58612-TBD See the reverse side for instructions on how to access materials.

D58613-TBD Materials Available to VIEW or RECEIVE: INFORMATION STATEMENT, INCLUDING ANY SUPPLEMENTS How to View Online: Have the information that is printed in the box marked by the arrowXXXX XXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*:sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrowXXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

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